EXHIBIT 4.8

Private & Confidential
DATED                                                     2008

THIRD SUPPLEMENTAL DEED

relating to a

Facilities Agreement
for a
US$145,000,000 Term Loan
and a
US$150,000,000 Revolving Credit Facility

to

OMEGA NAVIGATION ENTERPRISES, INC.

provided by the
banks and financial institutions
listed in Schedule 1

Arranger
HSH NORDBANK AG

Swap Bank
HSH NORDBANK AG

Agent
HSH NORDBANK AG

AS AMENDED AND SUPPLEMENTED
BY A FIRST SUPPLEMENTAL DEED DATED 28 JULY 2006 and
A SECOND SUPPLEMENTAL DEED DATED 21 MARCH 2007

STEPHENSON HARWOOD
One St. Paul’s Churchyard
London EC4M 8SH
                           Tel: 020 7329 4422
                           Fax: 020 7329 7100
                                    Ref: 39.056

Contents

Clause		Page

1	Definitions	2

2	Banks’ and Agent’s consent	3

3	Amendments to the Principal Agreement and the Security Documents	3

4	Representations and warranties	9

5	Conditions	10

6	Fee	11

7	Expenses	11

8	Miscellaneous and notices	11

9	Law and jurisdiction	11

Schedule 1		12

Schedule 2		13

Schedule 3		16

Schedule 4		17

THIS THIRD SUPPLEMENTAL DEED is dated                                            2008 and made BETWEEN:

(1)	OMEGA NAVIGATION ENTERPRISES, INC. as borrower (the “Borrower”);

(2)	the banks and financial institutions whose names and addresses are set out in Schedule 1 (the “Banks”);

(3)	HSH NORDBANK AG in its capacity as mandated lead arranger (the “Arranger”);

(4)	HSH NORDBANK AG in its capacity as swap bank (the “Swap Bank”); and

(5)	HSH NORDBANK AG in its capacity as agent, security agent and trustee (the “Agent”).

WHEREAS:

(A)
This Deed is supplemental to a facilities agreement dated 7 April 2006 (the “Original Agreement”) as amended and supplemented by a first supplemental deed dated 28 July 2006 (the “First Supplemental”) and a second supplemental deed dated 21 March 2007 (the “Second Supplemental” and together with the First Supplemental and the Original Agreement, the “Principal Agreement”) each made between (1) the Borrower, (2) the Banks, (3) the Arranger, (4) the Swap Bank and (5) the Agent as agent, security agent and trustee on behalf of the Finance Parties, pursuant to which the Banks agreed (inter alia) to advance by way of a term loan facility (“Facility A”) and a revolving credit facility (“Facility B”) to the Borrower the principal sum of up to two hundred and ninety five million Dollars ($295,000,000) (the “Facility”) in respect of which Facility A was not to exceed one hundred and forty five million Dollars ($145,000,000) and Facility B was not to exceed one hundred and fifty million Dollars ($150,000,000), upon the terms and conditions contained in the Principal Agreement.

(B)
On the date of this Third Supplemental Deed the outstanding balance of the Facility A Loan is equal to one hundred and thirty nine million nine hundred and eighteen thousand six hundred and twenty Dollars seventy cents ($139,918,620.70) (the “Outstanding Facility A Loan”) and the outstanding balance of the Facility B Loan is equal to one hundred and forty one million eight hundred and seven thousand two hundred and four Dollars eighty six cents ($141,807,204.86) (the “Outstanding Facility B Loan”).

(C)	The Borrower has requested to prepay the Outstanding Facility B Loan and the Finance Parties agree to:

(i)	the prepayment of the Outstanding Facility B Loan and, thereafter, the cancellation of the Facility B;

(ii)
(subject to prepayment in full and cancellation of the Facility B) increase the Outstanding Facility A Loan to a total aggregate amount of up to two hundred and forty two million seven hundred and twenty thousand Dollars ($242,720,000), by agreeing to advance an additional Advance in respect of Facility A of up to one hundred and two million eight hundred and one thousand three hundred and seventy nine Dollars and thirty cents ($102,801,379.30) (the “Additional Loan Amount”);

(iii)
amend the definitions of “Margin” and “Security Requirement”, the dividends and distribution requirements set forth in clause 8.3.13 of the Principal Agreement, certain financial covenants definitions contained in clause 8.6 of the Principal Agreement and certain financial covenants contained in clause 8.7 of the Principal Agreement.

(D)
The Finance Parties are willing to accede to such requests and amend the Principal Agreement, the Security Documents and the Ship Security Documents (as applicable) on the terms and subject to the conditions contained in this Supplemental Deed.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1	Definitions

a)      Defined expressions

Words and expressions defined in the Principal Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Deed.

b)      Definitions

In this Deed, unless the context otherwise requires:

“Effective Date” means the date, being no later than 30 April 2008, on which the Agent notifies the Borrower in writing that the Agent has received the documents and evidence specified in Clause 5.1 required on or prior to the Drawdown Date for the Additional Loan Amount in a form and substance satisfactory to it;

“Facilities Agreement” means the Original Agreement as supplemented and amended by the First Supplemental, the Second Supplemental and this Deed; and

“Supplemental Security Documents Letters” means the letters supplemental to the Owner’s Guarantees and each of the other Security Documents to which each Owner is a party executed or (as the context may require) to be executed by each of the Owners in favour of the Agent and the Banks substantially in the form set out in Schedule 3.

c)      Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Agreement as amended by the First Supplemental, the Second Supplemental and this Deed and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Original Agreement, shall be construed accordingly.

d)      Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

e)	Construction of certain terms

Clause 1.4 of the Original Agreement shall apply to this Deed (mutatis mutandis) as if set out herein and as if references therein to “this Agreement” were references to this Deed.

f)       Contracts (Rights of Third Parties) Act 1999

No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

2	Banks’ and Agent’s consent

Each of the Finance Parties (relying upon each of the representations and warranties on the part of the Borrower contained in clause 4) agree with the Borrower to the amendment of the Principal Agreement on the terms set out in clause 0, subject to the terms and conditions of this Deed and in particular, but without prejudice to the generality of the foregoing, fulfilment to the satisfaction of the Agent on or before the Effective Date of the conditions contained in clause 0.

3	Amendments to the Principal Agreement and the Security Documents

g)      Amendments to the Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby on and from the Effective Date) amended in accordance with the following provisions and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended:

i) by deleting clause 1.1 of the Original Agreement and replacing it as follows:-

“1.1  Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrower a term loan facility of up to two hundred and forty two million seven hundred and twenty thousand Dollars ($242,720,000) in two Advances, comprising (1) an Advance in the amount of one hundred and thirty nine million nine hundred and eighteen thousand six hundred and twenty Dollars and seventy cents ($139,918,620.70), which is to be applied by the Borrower in making available to the relevant Initial Owners inter group loans under the Intra Group Loan Agreements and to finance part of the purchase price of the Initial Ships and (2) an Advance in the amount of one hundred and two million eight hundred and one thousand three hundred and seventy nine Dollars and thirty cents ($102,801,379.30), which is to be applied by the Borrower in making available to the relevant Initial Owners inter group loans under the Intra Group Loan Agreements and to finance part of the purchase price of the Initial Ships (other than Ekavi, Electra and Everhard) and the Two Additional Ships.”;

ii)
by deleting the definitions of “Facility A Commitment”, “Facility A Loan”, “Facility A Repayment Dates”, “Facility B”, “Facility B Commitment”, “Facility B Loan”, “Facility B Repayment Dates”, “Total Facility A Commitments”, “Total Facility B Commitments”, “Repayment Dates” and “Repayment Schedule” in

clause 1.2 of the Principal Agreement and all references to such definitions contained in the Principal Agreement and the Security Documents and the Ship Security Documents;

iii) by construing any reference to “Facility A” or “Facility A and Facility B” to mean “the Loan”;

iv)	by deleting in the definition of “Advance” in clause 1.2 of the Principal Agreement the words “(whether forming part of the Facility A Loan or Facility B Loan)”;

v)	by deleting the definition of “Commitment” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Commitment” means the aggregate sum of two hundred and forty two million seven hundred and twenty thousand Dollars ($242,720,000) and, in relation to each Bank the amount set out opposite its name in Part 1 of Schedule 1 or, as the case may be, in any relevant Substitution Certificate as reduced by any relevant term of this Agreement;”;

vi)	by deleting the definition of “Facility” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Facility” means the term loan facility made available under this Agreement as described in clause 2;”;

vii)	by deleting the definition of “Final Repayment Date” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Final Repayment Date” means the date falling on 12 April 2011;”;

viii)	by deleting the definition of “Interest Period” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 and 3.3;”;

ix)	by deleting the definition of “Loan” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan under the Facility;”;

x)	by deleting the definition of “Termination Date” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Termination Date” means the date falling on 30 April 2008;”;

xi)	by deleting the definition of “Margin” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Margin” means the margin listed in the following table which shall be adjusted semi-annually in arrears based upon the most recent Compliance Certificate;

Margin Ratio	Margin
≤ 55%	0.90% p.a.
> 55%	1.10% p.a.

Where:

““Margin Ratio” means the ratio of the Loan divided by the Fleet Market Value;”;

xii)	by deleting the definition of “Retention Amount” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Retention Amount” means, in relation to any Retention Date, the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;”;

xiii)	by deleting the definition of “Manager” in clause 1.2 of the Principal Agreement and replacing it with the following definition:

““Manager” means:

(a)	in relation to any Additional Ships which are dry cargo vessels, Target Marine S.A. of 24, Kanigos St., Kastella, 18534 Piraeus Greece; and

(b)
in relation to the Initial Ships and any Additional Ships which are tankers, either V.Ships UK Ltd of Skipart, 8 Elliot Place, Glasgow, G3 8EP, Scotland, or V.Ships Management Limited of Eaglehurst, Belmont Hill, Douglas, Isle of Man, or Bernhard Schulte Shipmanagement (L) Ltd. of [                 ], or Bernhard Schulte Shipmanagement (India) Ltd. of [                    ],

or any other person appointed by the Borrower, with the prior written consent of the Agent, as the manager of the Ships and includes its successors in title and assignees;”;

xiv)	by inserting the following new definitions in clause 1.2 of the Principal Agreement:

““Restructuring Fee Letter” means the letter dated [   ] 2008 executed between the Borrower, the Agent and the Arranger, setting out the fees to be paid by the Borrower to the Agent and the Arranger;”; and

““Third Supplemental Deed” means the Deed dated [ ] 2008 supplemental to this Agreement made between (1) the Borrower, (2) the Banks, (3) the Arranger, (4) the Swap Bank and (5) the Agent;”;

xv)
by inserting the words “(as supplemented and amended from time to time including, without limitation, by the First Supplemental Deed, the Second Supplemental Deed and the Third Supplemental Deed) and the Restructuring Fee Letter”, after the words “this Agreement” in paragraph (b) of the definition of “Security Documents” in clause 1.2 of the Principal Agreement;”;

xvi)
by deleting the words “one hundred and thirty five per cent (135%)” in line 3 of the definition of “Security Requirement” in clause 1.2 of the Principal Agreement and replacing them with the words “one hundred and twenty per cent (120%);

xvii)
by replacing the headings “The Facilities” and the words “Total Facility A Commitments” respectively with the words “The Loan” and “Commitments” in clauses 2.1 and 2.1.1 of the Principal Agreement and by replacing the words “Facility A” with the word “Facility” and the words “clause 1.1(i)” with the words “clause 1.1” in clause 2.5 or the Principal Agreement and by deleting clauses 2.1.2, 2.6, 2.7, 2.8 and 2.10.2 of the Principal Agreement and renumbering clause 2 of the Principal Agreement accordingly;

xviii)	by deleting the words “or, as the case may be the Facility A Loan, or the Facility B Loan” in lines 1 and 2 of clause 3.1 of the Principal Agreement;

xix)	by construing the words “Facility A” and “Facility A Loan” in clause 3.3 of the Principal Agreement to mean the Loan;

xx)	by deleting clause 3.3.3 of the Principal Agreement;

xxi)	by deleting clause 3.3.4 of the Principal Agreement and replacing it as follows:-

“3.3.4	if any Interest Period for any Advance and/or the Loan would otherwise overrun the Final Repayment Date, then such Interest Period shall end on the Final Repayment Date; and”;

xxii)	by deleting the second paragraph of clause 3.3.5 of the Principal Agreement”;

xxiii)	by deleting clause 4.1 of the Principal Agreement and replacing it with the following clause:

“4.1              Repayment of Loan

The Borrower shall repay the Loan in full on the Final Repayment Date.

If the Commitment is not drawn in full, the amount of the repayment instalment shall be reduced accordingly.”;

xxiv)	by deleting clause 4.2 and renumbering clause 4 accordingly;

xxv)	by deleting the first two paragraphs of clause 4.5 of the Principal Agreement and replacing it as follows:-

“4.5	Prepayment on Total Loss and Sale

On a Ship becoming a Total Loss or suffering damage or being involved in an incident which in the opinion of the Banks may result in such Ship being subsequently determined to be a Total Loss or on any Ship being sold with the prior written consent of the Agent, the obligation of the Banks to make any further Advance under this Agreement shall immediately cease and no further Advances shall be available and until the Borrower has prepaid an amount equal to one hundred and ten per cent (110%) of the Loan multiplied by a fraction of which the numerator is equal to the Fair Market Value of such Ship and the denominator is equal to the Fleet Market Value (i.e.

(Loan x 110%) x	Fair Market Value of Ship
Fleet Market Value).

Such prepayment must be made not later than the date falling one hundred and twenty (120) days after that on which such Ship became a Total Loss or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss or Requisition Compensation is received by the Borrower (or the Agent or any of the Banks pursuant to the Security Documents) or immediately on the completion of the sale of such Ship.  Any such prepayment shall be applied first in prepayment of the Advance or Advances relating to that Ship and any balance shall be applied in prepayment of the balance of the Loan. For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:”;

xxvi)	by deleting the second paragraph of clause 4.8 of the Principal Agreement and replacing it with the following:

“No amount of the Loan which is prepaid may be reborrowed.”;

xxvii)	by deleting clause 5.1 and renumbering clause 5 accordingly;

xxviii)	by deleting clause 8.1.15 and renumbering clause 8.1 accordingly;

xxix)	by deleting sub-clauses (b), (c) and (d) of clause 8.3.13 of the Principal Agreement and replacing it with the following sub-clause (b):

“(b)	where the Fleet Market Value is less than one hundred and twenty five per cent (125%) of the Loan;”;

xxx)	by deleting the definition of “Leverage Ratio” in clause 8.6 of the Principal Agreement and replacing it with the following definition:

““Leverage Ratio” means the ratio of Net Debt to Net Capitalisation of the Borrower.”;

xxxi)	by adding the following definitions in clause 8.6 of the Principal Agreement:

““Net Debt” means Total Debt minus Cash and Cash Equivalent Investments.

“Net Capitalisation” means the total capitalisation of the Borrower minus Cash and Cash Equivalents.”;

xxxii)	by deleting clause 8.7.1 of the Principal Agreement and replacing it with the following clause:

“8.7.1              Leverage Ratio

maintain a Leverage Ratio of not more than sixty five per cent (65%) Provided that the Leverage Ratio may be temporarily increased to between sixty five per cent (65%) and seventy per cent (70%), if it is thereafter reduced to sixty five per cent (65%) within six months after the end of the quarter that it first exceeded sixty five per cent (65%);”;

xxxiii)	by deleting clause 8.7.4 of the Principal Agreement and replacing it with the following clause:

“8.7.4	Interest coverage

maintain a ratio of EBITDA to Interest Payable on a trailing four (4) Financial Quarter basis of not less than 2.00 to 1.00;”;

xxxiv)	by deleting clauses 9.1.4 and 9.1.5;

xxxv)	by deleting clause 14.4.2 (a) of the Principal Agreement and replacing it with the following clause:

“(a)
upon the Final Repayment Date, and on each day that interest is payable pursuant to clause 3.1 in respect of the Loan, in or towards payment to the Agent of the instalment then falling due for repayment or (as the case may be) the amount of interest then due.  Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same; and”; and

xxxvi)	by deleting Schedule 1 Part 1 of the Principal Agreement and replacing it with Schedule 1 of this Deed.

3.2	Continued force and effect

Save as amended by this Deed and such alterations and variations as may be necessary to make the Principal Agreement and the Security Documents and the Ship Security Documents consistent with this Deed, the provisions of the Principal Agreement, the other Security Documents and the Ship Security Documents shall continue in full force and effect and the Principal Agreement and this Deed shall be read and construed as one instrument.

4	Representations and warranties

h)              Primary representations and warranties

     The Borrower represents and warrants to the Banks and the Agent that:

i)   Existing representations and warranties

The representations and warranties set out in clause 7 of the Principal Agreement were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Deed, as if made at the date of this Deed with reference to the facts and circumstances existing at such date.

ii)  Corporate power

The Borrower has power to execute, deliver and perform its obligations under this Deed and all documents and other instruments to be executed by it in accordance with this Deed to which it is or is to be a party and all necessary corporate, shareholder and other action has been taken by the Borrower to authorise the execution, delivery and performance of this Deed and all documents and other instruments to which it is or is to be a party.

iii)  Binding obligations

This Deed constitutes valid and legally binding obligations of the Borrower enforceable in accordance with its terms.

iv)	No conflict with other obligations

The execution, delivery and performance of this Deed by the Borrower will not (a) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which the Borrower is subject, (b) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower is a party or is subject or by which it or any of its property is bound or (c) contravene or conflict with any provision of the constitutional documents of the Borrower or (d) result in the creation or imposition of or oblige the Borrower to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of the Borrower.

   v)     No filings required

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Deed and this Deed is in proper form for its enforcement in the courts of each Relevant Jurisdiction.

                     vi)     Choice of law

The choice of English law to govern this Deed and the submission by the Borrower to the non-exclusive jurisdiction of the English courts are valid and binding.

                     vii)    Consents obtained

Every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by the Borrower in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Deed or the performance by the Borrower of its obligations under this Deed has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

i)       Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Deed and clause 7 of the Principal Agreement shall be deemed to be repeated by the Borrower on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

j)       Documents and evidence

The agreement of the Banks and the Agent referred to in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the relevant documents and evidence specified in Schedule 2 in form and substance satisfactory to the Agent on or prior to the relevant Drawdown Date.

k)      General conditions precedent

The agreement of the Banks and the Agent referred to in clause 2 shall be subject to:

i)
the representations and warranties in clause 4 being true and correct on the Effective Date and each Drawdown Date as if each was made with respect to the facts and circumstances existing at such time;

ii)	no Default having occurred and continuing at the time of the Effective Date and each Drawdown Date; and

iii)	all expenses payable by the Borrower to the Agent and/or the Banks being paid in full.

l)       Waiver of conditions precedent

The conditions specified in this clause 0 are inserted solely for the benefit of the Banks and the Agent and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part with or without conditions.

         m)     Security Documents

The Borrower further acknowledges and agrees, for the avoidance of doubt, that:

i)
each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Deed; and

ii)
with effect from the Effective Date, references to “the Agreement” or “the Facilities Agreement” in any of the Security Documents to which it is a party shall henceforth be reference to the Principal Agreement as amended by this Deed and as from time to time hereafter amended.

6	Fee

The Borrower hereby undertakes to pay a restructuring fee in accordance with the terms of the relevant Restructuring Fee Letter.

7	Expenses

The Borrower hereby undertakes to pay all legal and other expenses or disbursements incurred by the Bank in the negotiation, preparation and execution of this Deed and in connection with the fulfilment of the conditions specified in clause 5.

8	Miscellaneous and notices

n)      Notices

The provisions of clause 17.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

o)      Counterparts

This Deed may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9	Law and jurisdiction

This Deed shall be governed by, and construed in accordance with, English law and the provisions of clause 18.2 of the Principal Agreement shall be deemed incorporated herein mutatis mutandis.

IN WITNESS whereof the parties to this Deed have caused this Deed to be duly executed on the date first above written.

Schedule 1

Name	Address and fax	Commitment
HSH Nordbank AG	Attn: Shipping, Greek Clients Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany Fax: + 49 40 3333 34118	$98,440,108.69
Credit Suisse	Attn: Ship Finance SGAS 6 St. Alban Graben 1-3 P.O. Box 4002 Basle Switzerland Fax: +41 61 266 7939	$61,834,239.13
Bank of Scotland plc	Attn: Marine Finance Second Floor Pentland House 8 Lochside Avenue Edinburgh EH12 9DJ Fax: + 44 131 658 3220	$41,222,826.09
Dresdner Bank AG	Attn: Corporate Banking Jungfernstieg 22 20349 Hamburg Germany Fax: +49 40 3501 4007	$41,222,826,09

Schedule 2

Documents and evidence required as conditions precedent to the Advance being made (referred to in clause 1)j))

1	Corporate authorisation

in relation to the Borrower and/or any of the Owners:

(a)	Constitutional documents

copies certified by an officer of the Borrower and/or any of the Owners, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;

(b)	Resolutions of Directors

copies of resolutions of each of its board of directors approving the execution of this Deed and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified by an officer of the Borrower and the Owners:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of the Borrower and the Owners duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions;

(c)	Resolutions of Shareholders

A copy of a resolution signed by all the holders of the issued shares in each Owner, approving the execution of this Deed and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, including, without limitation, the signature, delivery and performance of any Mortgage addenda, certified by an officer of each Owner; and

(d)	Certificate of incumbency

a list of directors and officers of the Borrower and the Owners specifying the names and positions of such persons, certified (in a certificate dated no earlier than five Banking Days prior to the date of this Agreement) by an officer of the Borrower and the Owners to be true, complete and up to date;

2           Security Documents

the Supplemental Security Documents Letters and any required addenda to the Mortgages duly executed and registered;

p)           Evidence of Registration of addenda to the Mortgages

evidence that an addendum to the Mortgage has been registered against such Ship through the Registry for such Ship under the laws and flag of the Flag State for such Ship;

q)           Manager’s documents

the relevant Manager’s Undertaking duly executed and copies, certified by an officer of the Borrower or the relevant Additional Owner, of the Management Agreement for such Additional Ship;

r)           Manager’s Confirmation

the Manager for the Additional Ships has confirmed in writing that the representations and warranties set out in clause 7.2.11 of the Principal Agreement are true and correct;

6	Consents

a certificate (dated no earlier than five Banking Days prior to the date of this Agreement) from an officer of the Borrower and the Owners stating that no consents, authorisations, licences or approvals are necessary for the Borrower and the Owners to authorise, or are required by each of the Borrower and the Owners or any other party (other than the Banks and/or the Agent) in connection with, the execution, delivery, and performance of this Deed to which they are or will be a party;

7	Legal opinions

such legal opinions in relation to the laws of the Marshall Islands and Liberia and any other legal opinions as the Agent shall in its reasonable discretion deem appropriate in favour of the Agent and the Banks;

8	Payments

payment by the Borrower of all amounts currently due and owing by the Borrower to the Agent and the Banks under the Principal Agreement;

9	Prepayment

prepayment in full of the Outstanding Facility B Loan pursuant to the terms of this Deed;

10	Expenses

payment by the Borrower to the Agent of the expenses payable by the Borrower to the Agent pursuant to clause 7 of this Deed;

11        Process agent

an original or certified true copy of a letter from the Borrower’s agent for receipt of service of proceedings accepting its appointment under this Agreement as the Borrower’s process agent;

12	Fee

evidence of payment to the Agent of the restructuring fee referred to in the Restructuring Fee Letter; and

10       Drawdown Notice

a duly completed Drawdown Notice in the form of Schedule 4.

Schedule 3

To:       HSH Nordbank AG,
            Gerhart-Hauptmann-Platz 50,
            20095 Hamburg, Germany
[Date]

Dear Sirs,

Omega Navigation Enterprises, Inc. - Facilities Agreement for a US$145,000,000 Term Loan and US$150,000,000 Revolving Credit Facility (as supplemented and amended, the “Facilities Agreement”)

We refer to:

1
the guarantee dated [●] (the “Guarantee”) executed by us in favour of you (in your capacity as Security Agent and Trustee for the Banks (as hereinafter defined)) guaranteeing the obligations of Omega Navigation Enterprises, Inc. (the “Borrower”) to you and the Banks under the Facilities Agreement (as supplemented and amended) made between (1) the Borrower, (2) the banks and financial institutions whose names are set out in Schedule 1 Part 1 of the Facilities Agreement (the “Banks”) (3) yourselves in your capacity as mandated lead arranger, (4) yourselves in your capacity as swap bank and (5) yourselves in your capacity as Agent, security agent and trustee (the “Agent”); and

2	each of the Security Documents (as defined in the Facilities Agreement) to which we are a party (together the “Security Documents”);

the third supplemental deed dated [●] (the “Supplemental Deed”) made between the (1) the Borrower, (2) the Banks, (3) yourselves in your capacity as mandated lead arranger, (4) yourselves in your capacity as swap bank and (5) the Agent, being supplemental to the Facilities Agreement, a copy of which Supplemental Deed is attached to this letter. Words and expressions defined in the Supplemental Deed shall, unless otherwise defined herein, have the same meaning when used in this letter.

We hereby confirm that we have reviewed the terms of the Supplemental Deed and consent to the amendments to the Facilities Agreement contained in the Supplemental Deed and agree that:

(a)
the Guarantee and the Security Documents, and our obligations thereunder, shall remain and continue in full force and effect notwithstanding the said amendments to the Facilities Agreement contained in the Supplemental Deed; and

(b)
with effect from the Effective Date references in the Guarantee and the Security Documents to “the Agreement” or “the Facilities Agreement” shall henceforth be references to the Facilities Agreement as amended by the Supplemental Deed and as from time to time hereafter amended and shall also be deemed to include the Supplemental Deed and the obligations of the Borrower thereunder.

This letter is executed as an Agreement and is governed by and shall be construed in accordance with English law.

SIGNED and DELIVERED	)
as a DEED by	)
[THE RELEVANT OWNER]	)
by	)	…………………..
[its duly authorised attorney-in-fact	)	[Attorney-in-fact]
pursuant to a power of attorney	)
dated……………..	)
in the presence of:]	)

Schedule 4

Form of Drawdown Notice

To:       HSH NORDBANK AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

 [Date] 2008

Facilities Agreement dated 7 April 2006 as amended and supplemented by a First Supplemental Deed dated 28 July 2006, by a Second Supplemental Deed dated 21 March 2007 and by a Third Supplemental Deed dated [         ] 2008 (together, the “Agreement”)

We refer to the above Agreement and hereby give you notice that we wish to draw down the sum of [one hundred and two million eight hundred and one thousand three hundred and seventy nine Dollars thirty cents] ($[102,801,379.30]) representing an Advance of the Loan on [            ] 2008 [and select a first Interest Period in respect thereof of [    ] months] [the first Interest Period in respect thereof to expire on [        ]].  The funds should be credited to [name and number of account] with [details of bank.]

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in:

(i)	clauses 7.1, 7.2 and 7.3 of the Agreement; and

(ii)	clauses 4.1 and 4.2 of the Owners’ Guarantees;

are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

(c)
the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	there has been no material adverse change in our financial position from that described by us to the Finance Parties in the negotiation of the Agreement.

Words and expressions defined in the Agreement shall have the same meanings where used herein.
For and on behalf of

………………………………
OMEGA NAVIGATION ENTERPRISES, INC.

Borrower

SIGNED and DELIVERED as a DEED	)
by	)
authorised signatory for and on behalf of	)
OMEGA NAVIGATION ENTERPRISES, INC.	)	…………………..
pursuant to a Board Resolution	)	Attorney-in-fact
dated 2008)
in the presence of:	)

………………………..Witness

Name:
Address:Occupation:

Arranger

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)	…………………..
pursuant to a power of attorney	)	Attorney-in-fact
dated 2008)
in the presence of:	)

………………………..Witness

Name:
Address:Occupation:

Swap Bank

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)	…………………..
pursuant to a power of attorney	)	Attorney-in-fact
dated 2008)
in the presence of:	)

………………………..Witness

Name:
Address:Occupation:

Agent

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)	…………………..
pursuant to a power of attorney	)	Attorney-in-fact
dated 2008)
in the presence of:	)

………………………..Witness

Name:
Address:Occupation:

Banks

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)	…………………..
pursuant to a power of attorney	)	Attorney-in-fact
dated 2008)
in the presence of:	)

………………………..Witness

Name:
Address:Occupation:

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
CREDIT SUISSE	)	…………………..
pursuant to a power of attorney	)	Attorney-in-fact
dated 2008)
in the presence of:	)

………………………..Witness

Name:
Address:Occupation:

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
BANK OF SCOTLAND plc	)	…………………..
pursuant to a power of attorney	)	Attorney-in-fact
dated 2008)
in the presence of:	)

………………………..Witness

Name:
Address:Occupation:

SIGNED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DRESDNER BANK AG	)	…………………..
pursuant to a power of attorney	)	Attorney-in-fact
dated 2008)
in the presence of:	)

………………………..Witness

Name:
Address:Occupation:

SK 23286 0002 889267